Exhibit 99.1

EXPLANATION OF RESPONSES

(1)  985,089 shares are held of record by Insight Venture Partners VIII, L.P. (“IVP VIII”).  254,814 shares are held of record by Insight Venture Partners (Cayman) VIII, L.P. (“IVP Cayman VIII”). 312,440 shares are held of record by Insight Venture Partners (Delaware) VIII, L.P. (“IVP Delaware VIII”).  35,156 shares are held of record by Insight Venture Partners VIII (Co-Investors), L.P. (“IVP VIII Co-Investors”).  IVP VIII, IVP Cayman VIII, IVP Delaware VIII and IVP VIII Co-Investors are collectively referred to as the “Insight VIII Funds.”  920,968 shares are held of record by Insight Venture Partners Coinvestment Fund III, L.P. (“IVP Coinvestment III”).  666,533 shares held of record by Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. (“IVP Coinvestment Delaware III”).  IVP Coinvestment III and IVP Coinvestment Delaware III are together referred to as the “Insight Coinvestment III Funds”. The Insight VIII Funds and the Insight Coinvestment III Funds are together referred to as the “Insight Funds.”

The amount listed as owned by each Insight VIII Fund may be deemed to be attributable to each of the other Insight VIII Funds, Insight Venture Associates VIII, L.P. (“IVA VIII”), Insight Venture Associates VIII, Ltd. (“IVA VIII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VIII Ltd, which in turn is the general partner of IVA VIII, which in turn is the general partner of each of the Insight VIII Funds.  The amount listed as owned by each Insight Coinvestment III Fund may be deemed attributable to the other Insight Coinvestment III Fund and Holdings because Holdings is the sole shareholder of Insight Venture Associates Coinvestment III, Ltd., which in turn is the general partner of Insight Venture Associates Coinvestment III, L.P., which in turn is the general partner of each of the Insight Coinvestment III Funds.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held by the Insight Funds.  The foregoing is not an admission by any of IVA VIII, IVA VIII Ltd or Holdings that it is the beneficial owner of the shares held by any of the Insight Funds.  Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by any of the Insight Funds except to the extent of his pecuniary interest therein.

(2) Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. On August 13, 2018, IVP VIII converted 775,660 shares of Class B Common Stock into 775,660 shares of Class A Common Stock, IVP Cayman VIII converted 200,641 shares of Class B Common Stock into 200,641 shares of Class B Common Stock, IVP Delaware VIII converted 246,016 shares of Class B Common Stock into 246,016 shares of Class A Common Stock, IVP VIII Co-Investors converted 27,682 shares of Class B Common Stock into 27,682 shares of Class A Common Stock, IVP Coinvestment III converted 725,172 shares of Class B Common Stock into 725,172 shares of Class A Common Stock and IVP Coinvestment Delaware III converted 524,829 shares of Class B Common Stock into 524,829 shares of Class A Common Stock.  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(3)  3,217,609 shares are held of record by IVP VIII.  832,302 shares are held by IVP Cayman VIII.  1,020,527 shares are held of record by IVP Delaware VIII.  114,883 shares are held of record by IVP VIII Co-Investors.  3,008,170 shares are held of record by IVP Coinvestment III.  2,177,104 shares held of record by IVP Coinvestment Delaware III.  See footnote (1) above for a description of the relationship among the Insight Funds, IVA VIII, IVA VIII Ltd and Holdings.